VOID AFTER THE CLOSE OF BUSINESS IN THE CITY OF VANCOUVER,
PROVINCE OF BRITISH COLUMBIA, ON NOVEMBER 10, 2007

SHARE PURCHASE WARRANT

 COMMON SHARES OF MIDWAY GOLD CORP.
(the “Company”)

(Incorporated under the laws of the Province of British Columbia)

Warrant Certificate No. MDW-06-NOV-

THIS IS TO CERTIFY THAT for value received, , is entitled to purchase up to  Common shares of the Company as such shares were constituted on November 10, 2006, at any time and from time to time, in the City of Vancouver, Province of British Columbia, at the price of $3.00 per share if exercised on or before 5:00 p.m. on November 10, 2007, and upon and subject to the terms and conditions governing the holding of warrants in the Company in existence on November 10, 2006, a copy of which may be obtained from the Company or its transfer agent.

THIS WARRANT AND ALL RIGHTS ACQUIRED PURSUANT HERETO ARE NOT TRANSFERABLE.

This warrant may be exercised in whole or in part, from time to time, only at the office of Computershare Investor Services Inc., 510 Burrard Street, in the City of Vancouver, Province of British Columbia.  If  exercises this warrant in part, the Company shall cancel this certificate upon the surrender thereof, and shall promptly execute and deliver a new certificate for the balance of the warrants remaining.

This warrant is not valid unless signed by a director or officer of the Company.

IN WITNESS WHEREOF the Company has caused this warrant to be executed.

DATED:  November 10, 2006.

Midway Gold Corp.

By:

Authorized Signatory

ALL CERTIFICATES ISSUED PRIOR TO MARCH 11, 2007 WITH RESPECT TO THE SHARES ISSUABLE HEREUNDER MUST BEAR THE FOLLOWING LEGENDS:

MI 45-102:

“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before March 11, 2007.”

TSX Venture Exchange Legend:

“Without the prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the security represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until March 11, 2007.”

ALL CERTIFICATES ISSUED WITH RESPECT TO THE SHARES ISSUABLE HEREUNDER MUST BEAR THE FOLLOWING LEGEND:

US Legend

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) WITHIN THE UNITED STATES, IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) OUTSIDE THE UNITED STATES, IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY A DECLARATION, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE  WITH U.S. SECURITIES LAWS.

SUBSCRIPTION FORM

The undersigned holder of this warrant hereby subscribes for _________________ of the common shares referred to in the said warrant according to the conditions thereof and herewith makes payment of the purchase price in full for the said number of shares.

Dated _________________________.

Name of Warrant Holder Authorized Signatory Address of Warrant Holder